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                                                                     Exhibit 5.1
                                  [LETTERHEAD]





                                                                  August 7, 1998




Nautica Enterprises, Inc.
40 West 57th Street
New York, NY  10017

                           Re:      Registration Statement on Form S-8
                                    Nautica Enterprises, Inc.
                                    Employee Stock Option

Dear Sirs:

         We have acted as counsel to you (the "Company") and, as such, are familiar with the corporate proceedings taken and to be taken with respect to the adoption of the Company's Employee Stock Option and the sale of shares pursuant thereto. We have acted as counsel to the Company with respect to the preparation of a Registration Statement on Form S-8 relating to 681,964 shares of the Common Stock of the Company, par value $.10 per share (the "Common Stock") issuable pursuant to the aforesaid Plan.

         It is our opinion that:

                           (1) The Company has been duly incorporated and is
                  validly existing as a corporation in good standing under the laws of the State of Delaware; and

                           (2) Shares of Common Stock issuable in accordance
                  with the provisions of the Nautica Enterprises, Inc. Employee Stock Option shall be, upon due issuance and payment therefor in accordance with the provisions thereof, validly and legally issued, fully paid and non-assessable.

         The undersigned consents to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to all references to us in the said Registration Statement.

                                               Very truly yours,

                                               /s/

                                               MODLIN HAFTEL & NATHAN LLP